Exhibit 10.2

Form Agreement

NEW SOURCE ENERGY PARTNERS L.P.

LONG TERM INCENTIVE PLAN

RESTRICTED UNIT AGREEMENT

(Time-Based Vesting)

Employee:	Date of Grant:	Number of Restricted Units:

This Restricted Unit Agreement (this “Agreement”) is made as of [Date] between New Source Energy Partners L.P., a Delaware limited partnership (the “Partnership”), and                      (the “Employee”) pursuant to the terms and conditions of the New Source Energy Partners L.P. Long Term Incentive Plan (the “Plan”). The Employee acknowledges receipt of a copy of the Plan, and agrees that the terms and provisions of the Plan, including any future amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

WHEREAS, the Partnership, acting through the Board of its General Partner, has adopted the Plan to, among other things, attract, retain and motivate certain employees, consultants and directors of the Partnership, the General Partner and their respective Affiliates (each, a “Company Entity” and, collectively, the “Company Entities”); and

WHEREAS, the Partnership desires to grant to the Employee on the terms and conditions set forth herein and in the Plan, and the Employee desires to accept on such terms and conditions, the number of Restricted Units set forth herein.

NOW, THEREFORE, in consideration of the Employee’s agreement to provide or to continue providing services for the benefit of the Company Entities, the Partnership and the Employee agree as follows:

1. Grant of Restricted Units. The Partnership hereby grants to the Employee, effective as of                      (the “Date of Grant”),                      Restricted Units, subject to all of the terms and conditions set forth in the Plan and in this Agreement (the “Restricted Units”).

2. Forfeiture Restrictions. The Restricted Units may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of to the extent then subject to the Forfeiture Restrictions (as defined below). The prohibition against transfer and the obligation to forfeit the Restricted Units to the Partnership upon termination of employment or the failure of the Restricted Units to vest are referred to herein as the “Forfeiture Restrictions.”

3. Rights of Employee. The Restricted Units shall be evidenced either (a) by certificates issued in the Employee’s name that are retained by the Partnership until the Restricted Units are no longer subject to the Forfeiture Restrictions or are forfeited or (b) in book entry form by the Partnership’s transfer agent with a notation that they are subject to restrictions, at the Partnership’s discretion. Notwithstanding the foregoing, the Employee shall have all voting rights, if any, with respect to the Restricted Units and the right to receive any Unit Distribution Rights thereon. Any Unit Distribution Rights payments will be made to the Employee on or promptly following the date on which the distributions are otherwise paid to the holders of Units; provided, however, in no event shall the distribution payment be made later than thirty (30) days following the date on which the Company pays such distributions to the holders of Units generally; provided, further, however, that, notwithstanding the date of payment of any such Unit Distribution Rights to the Employee, the Employee shall vest in such Unit Distribution Right as of the record date for such distribution. No interest will accrue on any Unit Distribution Rights between the issuance of the distribution to Unit holders generally and the settlement of the Unit Distribution Right. Notwithstanding the preceding provisions of this Section 3, the Restricted Units shall be subject to all of the restrictions described herein, including, without limitation, the Forfeiture Restrictions.

4. Vesting for Restricted Units. Except as otherwise provided in this Agreement, the Restricted Units will vest in accordance with the following schedule (each, a “Vesting Date”), provided that the Employee remains continuously employed by a Company Entity from the Date of Grant through each vesting date set forth below or continues to comply with the provisions of Section 6 below (the “Restrictive Covenants”):

[TBD]

If, on any Vesting Date, the application of the vesting schedule above results in a fractional Restricted Unit becoming vested, the number of Restricted Units vesting on such date shall be rounded up to the next whole number of Restricted Units. Restricted Units that have become vested pursuant to the table above are referred to herein as “Vested Units.”

5. Termination and Change of Control.

(a) Termination of Employment for Cause. In the event that any member of the Company Entities terminates the Employee’s employment with the Company Entities for Cause prior to the time that any Restricted Units have become Vested Units, any unvested Restricted Unit shall be forfeited immediately without consideration. For purposes of this Agreement, the term “Cause” shall be defined as one or more of the following events: (i) the Employee’s willful engagement in dishonesty, illegal conduct or gross misconduct, which, in each case, is or could reasonably be expected to be materially injurious to the financial condition or the business reputation of the Company Entities; (ii) the Employee’s embezzlement, misappropriation or fraud, whether or not related to the Employee’s employment with the Company Entities; (iii) the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony, or a crime that constitutes a misdemeanor that involves moral turpitude; or (iv) the Employee’s breach of fiduciary duties to the Company Entities that results in material harm to the Company Entities.

(b) Termination of Employment due to Death. In the event that the Employee’s termination of employment with the Company Entities is terminated due to his or her death, all unvested Restricted Units shall immediately be accelerated and become Vested Units.

(c) Termination of Employment for Any Reason other than for Cause or Death. In the event that the Employee’s termination of employment with the Company Entities is terminated for any other reason than for Cause or due to the Employee’s death, as described above, prior to the time that any Restricted Units have become Vested Units, the Restricted Units will be eligible to continue vesting in accordance with the vesting schedule in Section 4 above; provided, however, that if the Employee violates any provision of the Restrictive Covenants following the Employee’s termination of employment but prior to the time that the Restricted Units have become Vested Units, the unvested Restricted Units shall be forfeited immediately without consideration.

(d) Change of Control. In the event that a Change of Control occurs, all unvested Restricted Units shall immediately be accelerated and become Vested Units.

6. Restrictive Covenants.

(a) Non-Solicitation. In consideration of the Partnership’s grant of the Restricted Units to the Employee pursuant to this Agreement and, further, so as to protect the legitimate business interests of the Company Entities (including the confidential information and trade secrets of the Company Entities and the goodwill with which the Employee will be associated, and that the Employee will help build, during the Employee’s employment), the Employee agrees that for the period commencing on the Date of Grant and ending on the third anniversary of the Date of Grant, Employee will not:

(i) directly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company Entities other than on behalf of the Company Entities; or

(ii) directly or indirectly solicit or contact any employee or officer of the Company Entities in order to cause, encourage or induce such person to cease his or her affiliation or employment with any Company Entity.

(b) Value and Reasonableness. The Employee agrees that the Company Entities’ substantial investments in its business interests, goodwill, confidential information and trade secrets are worthy of protection, and that the Company Entities’ need for the protection afforded by this Section 6 is greater than any hardship the Employee might experience by complying with its terms. The Employee agrees that the limitations as to time and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the confidential information, trade secrets, goodwill and other legitimate business interests of the Company Entities.

(c) Reformation Requested. Although the Partnership and the Employee believe the limitations as to time and scope of activity contained in this Section 6 are reasonable and do not impose a greater restraint than necessary to protect the Company Entities’ confidential information, trade secrets, goodwill and legitimate business interests, if this is judicially determined not to be the case, the Partnership and the Employee specifically request that the limitations contained in this Section 6 be reformed to the extent necessary to make this Section 6 enforceable.

(d) Right to Injunction. The Employee acknowledges that the Employee’s violation or threatened or attempted violation of the covenants contained in this Section 6 will cause irreparable harm to the Company Entities and that money damages would not be sufficient remedy for any breach. The Employee agrees that the Partnership shall be entitled as a matter of right to specific performance of the covenants in this Agreement on behalf of itself and each Company Entity, including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Agreement, or both, or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of such agreements by the Employee or others acting on the Employee’s behalf, without any showing of irreparable harm and without any showing that the Partnership does not have an adequate remedy at law. The Company Entities’ right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity, including the recovery of damages, attorney’s fees, costs and expenses. The Employee further acknowledges and agrees that the existence of any claim or cause of action the Employee may have against any Company Entity shall not constitute a defense to the enforcement by the Partnership of the terms of this Agreement.

7. Delivery and Status of Units and Unit Distribution Rights. Promptly following the expiration of the restrictions on the Restricted Units as contemplated by this Agreement, subject to the remainder of this Section 7, the Partnership shall cause to be issued and delivered to the Employee the number of Vested Units as to which all restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, and shall pay to the Employee any previously unpaid Unit Distribution Rights, if any, with respect to such delivered Units. The Employee agrees that any Vested Units that he acquires upon vesting of the Restricted Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (“SEC”) and any stock exchange upon which the Units are then listed. The Employee also agrees that (a) any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (b) the Partnership may refuse to register the transfer of the Units acquired under this award with the Partnership’s transfer agent if such proposed transfer would, in the opinion of counsel satisfactory to the Partnership, constitute a violation of any applicable securities law, and (c) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award. In addition to the terms and conditions provided herein, the Partnership may require that the Employee make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

8. Tax Withholding. The Company Entities shall have the authority and the right to deduct or withhold, or to require the Employee to remit to a Company Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Employee’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the Restricted Units and the Unit Distribution Rights thereon. In satisfaction of the foregoing requirement, unless either (a) other arrangements have been made that are acceptable to the applicable Company Entity or (b) the Board or a committee of the Board that is composed solely of two or more “Non-Employee Directors” within the meaning of Rule 16b-3, the Employee shall surrender the number of Units otherwise issuable to him having a fair market value equal to the sums required to be withheld by the applicable Company Entity. In the event that Units that would otherwise be issued in respect of the Restricted Units are surrendered to satisfy such withholding obligations, the number of Units that shall be so surrendered shall be limited to the number of Units that have a Fair Market Value on the date of such surrender equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

9. Transferability and Assignment. This Agreement and the Restricted Units granted hereunder will not be transferable by the Employee other than by will or the laws of descent and distribution. Any purported transfer, assignment, alienation, pledge, hypothecation, attachment, sale, transfer or encumbrance shall be null, void and unenforceable against the Company Entities.

10. General Provisions.

(a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and all decisions of a majority of the Committee with respect thereto and this Agreement shall be final and binding upon the Employee and the Partnership. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b) No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Employee the right to be retained in the employ or service of the Company Entities. Furthermore, the Company Entities may at any time dismiss the Employee from employment free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.

(c) Tax Consultation. None of the Board, the Committee or the Company Entities has made any warranty or representation to the Employee with respect to the income tax consequences of the grant or vesting of the Restricted Units or the transactions contemplated by this Agreement, and the Employee represents that he is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Employee represents that he has consulted with any tax consultants that the Employee deems advisable in connection with the Restricted Units.

(d) Severability. Subject to Section 6(c), if any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

(e) Successors. This Agreement shall be binding upon the Employee, the Employee’s legal representatives, heirs, legatees and distributees, and upon the Partnership, its successors and assigns.

(f) Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g) Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(i) Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(j) Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee (i) to the extent permitted by the Plan, (ii) to the extent necessary to comply with applicable laws and regulations or to conform the provisions of this Agreement to any changes thereto or (iii) to settle the Restricted Units pursuant to all applicable provisions of the Plan. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended in any way that is adverse to the Employee except by a written agreement signed by both the Partnership and the Employee.

(k) Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.

(l) Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of the Units granted hereunder shall be subject to a clawback or other recovery by the Company Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

(m) Community Interest of Spouse. The Employee’s spouse shall be required to execute the spousal consent set forth on the signature page attached hereto to evidence such spouse’s agreement and consent to be bound by the terms and conditions of this Agreement and the Plan as to such spouse’s interest, whether as community property or otherwise, if any, in the Restricted Units granted to the Employee hereunder.

(n) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Employee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via a Partnership electronic mail system or by reference to a location on a Partnership intranet to which the Employee has access. The Employee hereby consents to any and all procedures the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page Follows]

Form Agreement

IN WITNESS WHEREOF, the Partnership has caused this Agreement to be executed by its duly authorized officer, effective for all purposes as provided above.

NEW SOURCE ENERGY PARTNERS L.P.

By:
Name:
Title:

EMPLOYEE

SPOUSAL CONSENT

The Employee’s spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and the Plan and their binding effect upon any marital or community property interests he or she may now or hereafter own, and agrees that the termination of his or her and the Employee’s marital relationship for any reason shall not have the effect of removing any Units otherwise subject to this Agreement from coverage hereunder and that his or her awareness, understanding, consent and agreement are evidenced by his or her signature below.

SIGNATURE PAGE